Exhibit 99.1

  Greene County Bancshares Announces Record Fourth Quarter Results, as Net Income Increases 42% to $0.37 Per Diluted Share

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Jan. 28, 2004--Greene County Bancshares, Inc. (NASDAQ/NM: GCBS) today announced record results for the fourth quarter ended December 31, 2003, highlighted by a 53% increase in net income and a 42% increase in earnings per diluted share. The Company's strong finish to the year, reflecting the positive impact of its recent expansion in the Middle Tennessee region as well as an improving performance in the Company's other banking operations, helped produce the third consecutive year of higher earnings for Greene County Bancshares. This performance also helped lift the Company's total assets to more than $1.1 billion by year's end and pushed shareholders' equity to more than $100 million -- both record amounts.
    For the fourth quarter of 2003, net income increased to $2,718,000 or $0.37 per diluted share from $1,772,000 or $0.26 per diluted share in the same period last year. Net interest income after provision for loan losses increased 29% to $9,543,000 in the fourth quarter of 2003 from $7,370,000 in the same period last year.
    For the year ended December 31, 2003, net income increased 4% to $10,237,000 or $1.47 per diluted share compared with $9,813,000 or $1.43 per diluted share in 2002. Net interest income after provision for loan losses totaled $35,048,000 for 2003, up 3% from $34,184,000 last year.
    Other performance measures also reflected the significant upturn in the Company's earnings for the fourth quarter of 2003. Return on average shareholders' equity for the quarter advanced to 11.99% from 9.35% in the year-earlier quarter, while return on average assets increased to 1.08% versus 0.82% in the fourth quarter of 2002. For the full year ended December 31, 2003, the return on average shareholders' equity and average assets was 12.59% and 1.12%, respectively, versus 13.40% and 1.17% for 2002, respectively.
    Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer, said, "We are delighted to report record earnings and continued growth in 2003. Although the past year was challenging, marked with economic uncertainty and pressure on interest rate margins, I am proud of the way our company has faced these issues as we continued to build on our financial strength and expand the reach of our banking network. This progress, especially the acceleration in earnings we witnessed in the fourth quarter and the opportunities associated with our expanded presence in Middle Tennessee, helps strengthen our conviction that the Company's prospects in the year ahead remain bright, and that we are well positioned with the people, services, locations and strategies necessary to extend our record of growth in 2004.
    "Of course, one of the most significant events of 2003 -- indeed, one of the most important events in our 113-year history -- was our November acquisition of Gallatin, Tennessee-based Independent Bankshares Corporation," he continued. "It was the largest single acquisition we have ever completed, adding seven branches to our network under the names First Independent Bank and Rutherford Bank and Trust, and providing Greene County Bancshares with an immediate presence in Gallatin, Hendersonville, Murfreesboro and Smyrna. While noteworthy in its own right, it also complements our efforts to expand in existing markets, as we have done recently in Knoxville and Knox County, and shows that select transactions like this will continue to play an important role in our larger strategy of geographic expansion over time."
    During 2003, the Company's total assets increased 23% to $1,108,522,000 from $899,396,000 at December 31, 2002. Net loans receivable increased 27% to $937,661,000 at December 31, 2003, from $737,671,000 at December 31, 2002. Deposits increased 26% to $907,115,000 at December 31, 2003, from $719,323,000 at year-end 2002.
Total shareholders' equity increased 37% to $101,935,000 at December 31, 2003, from $74,595,000 at end of 2002.
    During the fourth quarter, and for the year 2003, the Company continued to see general improvement in its asset quality. The provision for loan losses declined 58% to $1,265,000 in the fourth quarter of 2003 versus $3,035,000 in the year-earlier period, while the annual provision amount declined 18% to $5,775,000 for 2003 compared with $7,065,000 in 2002. The ratio of non-performing assets to total assets was 0.79% at December 31, 2003, compared with 1.48% at December 31, 2002.
    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.
    Greene County Bancshares, Inc., with total assets of approximately $1.1 billion, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 37 branches throughout East and Middle Tennessee, one branch in western North Carolina, a trust services office in Lebanon, Tennessee, and one loan production office in Bristol, Virginia. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in Wilson County, Tennessee as President's Trust, and in the City of Bristol, Virginia as First Bristol Loans. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.


                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                       Three Months Ended           Year Ended
                          December 31,              December 31,
                    -----------------------   -----------------------
                       2003         2002         2003         2002
                    ----------   ----------   ----------   ----------
Interest income     $   14,792   $   14,867   $   56,737   $   59,929
Interest expense         3,984        4,462       15,914       18,680
                    ----------   ----------   ----------   ----------
Net interest
  income                10,808       10,405       40,823       41,249
Provision for
  loan losses            1,265        3,035        5,775        7,065
                    ----------   ----------   ----------   ----------
Net interest income
  after provision
  for loan losses        9,543        7,370       35,048       34,184
Noninterest income       3,007        2,835       11,588       10,530
Noninterest expense      8,315        7,623       30,618       29,199
                    ----------   ----------   ----------   ----------
Income before
  income taxes           4,235        2,582       16,018       15,515
Income taxes             1,517          810        5,781        5,702
                    ----------   ----------   ----------   ----------
Net income          $    2,718   $    1,772   $   10,237   $    9,813
                    ==========   ==========   ==========   ==========
Comprehensive
  income            $    2,721   $    1,753   $   10,267   $    9,905
                    ==========   ==========   ==========   ==========
Earnings per share:
  Basic             $     0.38   $     0.26   $     1.48   $     1.44
                    ==========   ==========   ==========   ==========
  Diluted           $     0.37   $     0.26   $     1.47   $     1.43
                    ==========   ==========   ==========   ==========
Weighted average
  shares:
  Basic                  7,196        6,821        6,916        6,820
                    ==========   ==========   ==========   ==========
  Diluted                7,268        6,848        6,986        6,847
                    ==========   ==========   ==========   ==========
Dividends declared
  per share         $     0.23   $     0.22   $     0.59   $     0.58
                    ==========   ==========   ==========   ==========

                                               Dec. 31,     Dec. 31,
                                                 2003         2002
                                              ----------   ----------
Total assets                                  $1,108,522   $  899,396
Cash and cash equivalents                         41,341       62,959
Investment securities                             44,823       38,514
Loans, net                                       937,661      737,671
Deposits                                         907,115      719,323
Shareholders' equity                             101,935       74,595
Book value per share                               13.31        10.94


    For unaudited quarterly financial statements for the fourth quarter and year ended December 31, 2003 and 2002, along with related information, click here: http://www.irinfo.com/gcbs/4q03fs.pdf.


    CONTACT: Greene County Bancshares, Inc.
             William F. Richmond, 423-787-1211